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                                                                    EXHIBIT 99.a



                     FORM OF CONEXANT SHAREHOLDERS AGREEMENT



                                        November 3, 2003



To GlobespanVirata, Inc.:

      Re:   Merger of Concentric Sub, Inc. and GlobespanVirata, Inc.

Dear Sirs:

      The undersigned, the owner of shares of common stock, par value $.01 per share (the "Company Common Stock"), of Conexant Systems, Inc., a Delaware corporation (the "Company"), understands that, pursuant to the Agreement and Plan of Reorganization dated as of November 3, 2003 (the "Merger Agreement") by and among the Company, Concentric Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company ("Concentric Sub"), and GlobespanVirata, Inc., a Delaware corporation ("GlobespanVirata"), Concentric Sub will merge with and into GlobespanVirata (the "Merger"). As a condition to its willingness to approve the terms of the Merger Agreement, GlobespanVirata has required that the undersigned deliver this letter (this "Letter").

      In recognition of the benefits that the Merger will confer upon the undersigned as a stockholder of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees that he, she or it will vote, or cause to be voted, all of the shares of Company Common Stock owned by the undersigned (and any and all securities issued or issuable in respect thereof) which the undersigned is entitled to vote, at any meeting of stockholders of the Company or at any adjournment or postponement thereof or in connection with any other action, including action by written consent, (x) in favor of the transactions contemplated by the Merger Agreement (including the issuance of shares of Company Common Stock in the Merger) and (y) against any action or proposal that could reasonably be expected to result in the failure to satisfy any of the conditions to the obligations of the parties in the Merger Agreement with respect to the Merger or otherwise prevent, interfere with or delay the consummation of the Merger. Furthermore, the undersigned agrees that he, she or it will not (i) sell, assign, pledge or otherwise transfer or dispose of any shares of Company Common Stock owned by the undersigned or create or suffer to exist any lien, charge or encumbrance upon any shares of Company Common Stock owned by the undersigned, (ii) agree or consent to relinquish or limit any right which the undersigned has or may exercise to vote or to direct the manner of voting of any shares of Company Common Stock or (iii) enter into any agreement, commitment or arrangement by which
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any other person or entity would acquire any right to vote or to direct the manner of voting any shares of Company Common Stock owned by the undersigned.

      Notwithstanding the foregoing, the undersigned may sell, assign, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding in respect of the direct or indirect sale, assignment, transfer, encumbrance, other disposition or voting of any shares of Company Common Stock owned by the undersigned during the term of this Letter if (i) such disposition is in accordance with the terms of a trading plan adopted pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, in effect prior to the date hereof or that has been approved by the Company, (ii) such disposition is for cash to the extent necessary to pay income tax obligations incurred as a direct result of the exercise of options to purchase Company Common Stock after the date hereof, (iii) such disposition is made in connection with a repurchase of shares by the Company conducted in compliance with Section 4.2(b) of the Merger Agreement or (iv) the undersigned provides prior written notice to GlobespanVirata and first obtains an agreement from the proposed transferee in form and substance reasonably satisfactory to GlobespanVirata pursuant to which the proposed transferee agrees to be bound by the terms of this Letter.

      The obligations under this Letter will terminate upon the earlier to occur of (i) the conclusion of the meeting of the Company's stockholders called to vote on the transactions contemplated by the Merger Agreement (including the issuance of shares of Company Common Stock in the Merger) and any adjournment thereof or (ii) the termination of the Merger Agreement in accordance with its terms.

      Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict the undersigned from acting in the undersigned's capacity as a director or officer of the Company, to the extent applicable; it being understood that this Letter shall apply to the undersigned in his, her or its capacity as a stockholder of the Company.



                                Very truly yours,



                                --------------------------
                                [Name]



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